Exhibit 10.15


                               SERVICES AGREEMENT

           This Services Agreement ("Agreement"), dated as of June 23, 2003, by and between the Chukchansi Economic Development Authority, whose address is 46575 Road 417, Coarsegold, CA 93614 ("CEDA") and William Ross Jackson, whose address is 13166 Kellam Court, Suite 118, San Diego, CA 92130, (the "Firm"), a sole proprietorship.

           WHEREAS, CEDA wishes to engage the services of the Firm to provide, as an independent contractor and consultant, the services of an Interim Chief Financial Officer ("CFO") on the terms and conditions herein provided; and

           WHEREAS, the Firm is willing to enter into this Agreement and to perform the services customarily rendered by the CFO for CEDA on the terms and conditions herein provided; and

           WHEREAS, in order to effect the foregoing, CEDA and the Firm wish to enter into this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements and the representations and warranties herein contained, and for other good and valuable consideration, the receipt, sufficiency and validity of which are hereby acknowledged, the parties hereto hereby agree as follows:


         1. ENGAGEMENT

            1.1 Engagement of The Firm. Subject to the terms and conditions of this Agreement, CEDA does hereby engage the Firm as CFO, and the Firm does hereby accept and agree to such engagement effective January 10, 2003 (the "Effective Date"). The Firm represents to CEDA that the execution, delivery and performance by the Firm of this Agreement does not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding, whether oral or written, to which the Firm is a party or of which the Firm is or should be aware. 1.2 Duties and Responsibilities. Subject to the supervision and control of the CEDA Board of Directors (the "Board"), the Firm shall do and perform all services and acts which the Firm has been performing as of the Effective Date. In addition, the Firm shall do and perform all services and acts and shall have such other executive and managerial powers and duties with respect to CEDA as may reasonably be assigned to it from time to time by the Board. The Firm agrees to devote to CEDA such time as shall be necessary for the effective conduct of its duties hereunder, and the Firm shall be permitted to engage in outside business and other interests that do not conflict with such duties or otherwise compete with the business of CEDA.

         2. TERM OF ENGAGEMENT. The Firm's engagement under this Agreement commenced on the Effective Date and, subject to the terms hereof, shall continue until March 31, 2004.

         3. COMPENSATION and EXPENSES. CEDA shall pay the Firm ninety dollars ($90.00) per hour for its services. CEDA shall reimburse the Firm for all out of pocket expenses, including the IRS mileage rate or airfare for travel in relation to its engagement. The Firm shall not be entitled to any other benefits of employment. The Firm's invoices are due and payable upon presentation. If for any reason the Firm must turn the account over to an attorney or collection agency, CEDA will bear all of the cost of collection.

           4. TERMINATION. The Firm's engagement hereunder may be terminated by CEDA for cause. Notwithstanding any other event to the contrary, in the event of a termination of this Agreement for any reason, the Firm agrees to provide a successor with such information as reasonably necessary to ensure an orderly transition to a successor CFO, with such transition services to be charged at the hourly rate set forth above. The term "for cause" as used herein shall mean: neglect of duties; failure to comply with the applicable laws or regulations of any governmental agency regulating CEDA; employer's economic necessity; willful misconduct; conduct related to this Agreement which is illegal, fraudulent, dishonest, or unethical; or conviction of a crime of moral turpitude. The provisions of this paragraph survive the termination of this Agreement.

         5. RESTRICTIONS.

            5.1 Disclosure of Confidential Information. The Firm shall not, without the prior written consent of CEDA, divulge, disclose or make accessible to any other person, tribe, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of CEDA except (a) while employed by CEDA, in the business of and for the benefit of CEDA, or (b) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of CEDA, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Firm to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of CEDA that is not otherwise available to the public.

            5.2 Return of Documents. Upon the termination of the Firm's engagement with CEDA, or at any time upon the request of CEDA, the Firm (or its heirs, successors, assigns or personal representatives) shall deliver to CEDA
(a) all documents and materials (including, without limitation, computer files) containing trade secrets or other confidential information relating to the business and affairs of CEDA, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to CEDA, which in either case are in the possession or under the control of the Firm (or its heirs, successors, assigns or personal representatives). The Firm may retain such copies of information as may be reasonably necessary or customary for the Firm to render services within the scope of this Agreement or which may be reasonably necessary for the Firm to defend itself in any pending or future action related to the services provided by the Firm pursuant to this Agreement.

        6. INDEMNIFICATION. If the Firm is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought against it by CEDA), by reason of its consulting relationship with CEDA, except to the extent finally determined to have resulted from the gross negligence or willful misconduct or the Firm or its personnel, the Firm shall be indemnified and held harmless to the fullest extent legally permitted against all cost, expense, liability, and loss, including, without limitation, time of the Firm's personal involvement, attorney's fees, judgments, fines, or other liabilities or penalties and amounts paid or to be paid in settlement, reasonably incurred by it in connection therewith. Such indemnification shall continue even after its engagement with CEDA has terminated, and shall inure to the benefit of its heirs, executors, and administrators. CEDA agrees to maintain a directors' and officers' liability insurance coverage policy which covers the Firm to the extent CEDA provides such coverage for its owners and executive officers.

            6.1 Limitation of Liability. The Firm's maximum liability relating to services rendered under this Agreement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to the Firm for the portion of its services or work products giving rise to liability. In no event shall the Firm be liable for consequential, special, incidental or punitive loss, damage or expenses (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

        7. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and, except as expressly provided for herein, neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of CEDA with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of CEDA hereunder.

         8. LIMITED WAIVER OF SOVEREIGN IMMUNITY. CEDA hereby expressly waives its immunity from suit regarding only disputes arising out of this Agreement, subject to the following limitations:

            8.1 The waiver granted herein is granted only to the Firm and not to any other individual or entity.

            8.2 The waiver granted herein shall commence as of the date of this Agreement and shall continue until the expiration, termination, or cancellation of this Agreement.

            8.3 The waiver granted herein is limited to compensatory damages, and shall not extend to consequential or punitive damages.

            8.4 The waiver granted herein extends only to actions in the courts of the Picayune Rancheria of Chukchansi Indians, the State of California, and the United States District Court for the Eastern District of California.

            8.5 The waiver granted herein extends only to actions brought under the laws of the Picayune Rancheria of Chukchansi Indians, the State of California, or the United States.

            8.6 The waiver granted herein shall not be deemed a waiver of the sovereign immunity of the Tribe.

         9. MISCELLANEOUS.

            9.1 Modifications in Writing. None of the provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing signed by the Firm and CEDA. 9.2 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. 9.3 Severability. In the event that a judge or arbitrator who has proper jurisdiction over a dispute arising under this Agreement determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court or arbitral order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
9.4 Survivability. The respective rights and obligations of the Firm and CEDA hereunder shall survive any termination of this Agreement to the extent necessary to affect the intended preservation of such rights and obligations.
9.5 Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

            9.6 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.7. Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

            9.8 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of California, without reference to rules relating to conflicts of law.

            9.9. No Withholding. No amounts shall be withheld by CEDA for taxation or other purposes, and the Firm shall be responsible for the payment of all taxes of any type or nature on the compensation paid pursuant to this Agreement.

            9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, CEDA and The Firm have executed this Agreement as of the day and year first above written.


                               CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY


                               By:     /s/  Dixie Jackson
                                     --------------------------
                               Name:   Dixie Jackson
                               Title:  Chairperson


                               By:     /s/ Beverly Graham
                                     --------------------------
                               Name:   Beverly Graham
                               Title:  Secretary


                               WILLIAM ROSS JACKSON


                               By:   /s/ William R. Jackson
                                     --------------------------
                               Name:  William R. Jackson


Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given when delivered personally to or when received by internationally recognized commercial delivery service (such as Federal Express) with written confirmation of the date of receipt, or sent by facsimile, with facsimile confirmation of the date of receipt, by the Parties, their successors in interest or their assigns at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:


"CEDA":                        Chukchansi Economic Development Authority
                               46575 Road 417
                               Coarsegold, CA   93614
                               Attention: Chairperson
                               Fax: 559-642-4075

With copies to:                Monteau & Peebles, LLP
                               1001 Second St.
                               Sacramento, CA   95814
                               Attention:  John Peebles
                               Fax: 916-441-2067

"The Firm":                    William R. Jackson
                               13166 Kellam Court, Suite 118
                               San Diego, CA   92130